Exhibit 4.2

DESCRIPTION OF CAPITAL STOCK
General
The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, each previously filed with the Securities and Exchange Commission and incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Description of Capital Stock is a part, as well as to the applicable provisions of the Delaware General Corporation Law (the “DGCL”). In this Description of Capital Stock, “we,” “us,” “our” “Duckhorn” and “our Company” refer to The Duckhorn Portfolio, Inc. Capitalized terms not defined herein shall have the definitions set forth in our amended and restated certificate of incorporation.
Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. Our common stock is listed on the New York Stock Exchange under the symbol “NAPA” and began trading on March 18, 2021. Prior to that date, there was no public trading market for our common stock.
Common stock
Voting rights. Holders of our common stock are entitled to cast one vote per share on all matters submitted to stockholders for their approval. Holders of our common stock are not entitled to cumulate their votes in the election of directors. Holders of our common stock vote together as a single class on all matters submitted to stockholders for their vote or approval.
Generally, all matters to be voted on by stockholders must be approved by a majority of votes cast affirmatively or negatively on a matter by stockholders (or, in the case of election of directors, by a plurality) voting together as a single class. Except as otherwise provided by law, amendments to the amended and restated certificate of incorporation must be approved by a majority or, in some cases, a super-majority of the combined voting power of all shares entitled to vote, voting together as a single class.
Dividend rights. Holders of common stock share ratably (based on the number of shares of common stock held) if and when any dividend is declared by the board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Liquidation rights. On our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, each holder of common stock is entitled to a pro rata distribution of any assets available for distribution to common stockholders.
Other matters. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock. Holders of shares of our common stock do not have subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. All the outstanding shares of common stock are validly issued, fully paid and non-assessable.
Preferred stock
Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges and relative participating, optional or special rights, as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation before any payment is made to the holders of shares of our common stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our board of directors, without stockholder approval, may issue shares

Exhibit 4.2

of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock and the market value of our common stock.
Anti-takeover effects of our amended and restated certificate of incorporation and our amended and restated bylaws
Our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they may also discourage acquisitions that some stockholders may favor.
These provisions include:
•Classified board of directors. Our amended and restated certificate of incorporation provides that our board of directors is divided with respect to the time for which directors severally hold office into three classes of directors. As a result, approximately one-third of our board of directors is elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board.
•No cumulative voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not authorize cumulative voting.
•Requirements for removal of directors. Following the date on which the TSG Investor no longer beneficially owns a majority of our common stock, directors may only be removed for cause by the affirmative vote of the holders of at least 75% of the voting power of our outstanding shares of capital stock entitled to vote thereon.
•Advance notice procedures. Our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our amended and restated bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our amended and restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our Company.
•Actions by written consent; special meetings of stockholders. Our amended and restated certificate of incorporation provides that, following the date on which the TSG Investor no longer beneficially owns a majority of our common stock, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our amended and restated certificate of incorporation also provides that, except as otherwise required by law, special meetings of the stockholders can only be called by or at the direction of the chairman of the board of directors, a majority of the board of directors, or, until the date on which the TSG Investor no longer beneficially owns a majority of our common stock, by the secretary at the request of the holders of 50% or more of our outstanding shares of common stock.
•Supermajority approval requirements. Following the date on which the TSG Investor no longer beneficially owns a majority of our common stock, certain amendments to our amended and restated certificate of incorporation and stockholder amendments to our amended and restated bylaws will require the affirmative vote of at least 75% of the voting power of the outstanding shares of our capital stock entitled to vote thereon.
•Authorized but unissued shares. Our authorized but unissued shares of common and preferred stock is available for future issuance without stockholder approval. The existence of authorized but unissued

Exhibit 4.2

shares of preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
•Business combinations with interested stockholders. We have elected in our amended and restated certificate of incorporation not to be subject to Section 203 of the DGCL, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. While we are not subject to any anti-takeover effects of Section 203, our amended and restated certificate of incorporation contains provisions that have the same effect as Section 203, except that they provide that investment funds affiliated with the TSG Investor is not deemed to be an “interested stockholder,” regardless of the percentage of our voting stock owned by investment funds affiliated with the TSG Investor, and accordingly we are not subject to such restrictions.
Exclusive forum
Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that (i) derivative actions or proceedings brought on behalf of the Company, (ii) actions against directors, officers and employees asserting a claim of breach of a fiduciary duty owed to the Company or the Company’s stockholders, (iii) actions asserting a claim against the Company arising pursuant to the DGCL or the Company’s amended and restated certificate of incorporation or bylaws, (iv) actions to interpret, apply, enforce or determine the validity of the Company’s amended and restated certificate of incorporation or bylaws or (v) actions asserting a claim against the Company governed by the internal affairs doctrine, may be brought only in specified courts in the State of Delaware. Our amended and restated certificate of incorporation also provides that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action against us or any of our directors, officers, employees or agents and arising under the Securities Act. However, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought the Securities Act or the rules and regulations thereunder. To the extent the exclusive forum provision restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. This provision does not apply to claims brought under the Exchange Act.
Corporate opportunities
Our amended and restated certificate of incorporation provides that we renounce any interest or expectancy in the business opportunities of the TSG Investor and of its officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries and each such party shall not have any obligation to offer us those opportunities unless presented to one of our directors or officers in his or her capacity as a director or officer.
Limitations on liability and indemnification of directors and officers
Our amended and restated certificate of incorporation limits the liability of our directors and officers to the fullest extent permitted by the DGCL and requires that we provide them with customary indemnification. We have also entered into customary indemnification agreements with each of our directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable. We also maintain officers’ and directors’ liability insurance that insures against liabilities that our officers and directors may incur in such capacities.
Transfer agent and registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.
Listing
Our common stock is listed on the New York Stock Exchange under the symbol “NAPA.”

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